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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549


                                   FORM 8 - K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  November 11, 1996


                           WESTAMERICA BANCORPORATION
             (Exact name of registrant as specified in its charter)


Commission File Number:  1-9383



         CALIFORNIA                                 94-2156203
  (State of incorporation)                      (I.R.S. Employer
                                              identification number)




                 1108 FIFTH AVENUE, SAN RAFAEL, CALIFORNIA 94901
              (Address of principal executive offices and zip code)



                                 (415) 257-8000
                  (Registrant's area code and telephone number)
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         ITEM 5:  OTHER EVENTS

         On November 12, 1996, Westamerica Bancorporation ("Westamerica" or the "Company") and ValliCorp Holdings, Inc. ("ValliCorp"), parent company of ValliWide Bank, issued a news release announcing the signing of a definitive Agreement and Plan of Reorganization dated as of November 11, 1996 (the "Merger Agreement") under which all of the outstanding shares of ValliCorp will be exchanged for shares of the Company's Common Stock pursuant to a tax-free exchange (the "Merger"), subject to dissenters' rights under applicable law. The Merger Agreement, which has been approved by the Board of Directors of both companies and the Board of ValliWide Bank, is subject to approval by the shareholders of both ValliCorp and the Company, clearance by regulatory authorities including the Federal Reserve Board and the California Superintendent of Banks, and other terms and conditions customary for transactions of this type. The parties also entered into a Stock Option Agreement dated as of November 11, 1996, as more fully described below. Although no formal timetable for the Merger has been set, subject to satisfaction of the conditions in the Merger Agreement, it is estimated the closing will occur in the second quarter of 1997.

         The Merger Agreement and the related Stock Option Agreement are attached as exhibits to this report and are incorporated herein by reference. The following summaries of the Merger Agreement and the Stock Option Agreement do not purport to be complete and are qualified in their entirety by reference to such exhibits.

         The Merger Agreement provides for ValliCorp stockholders to receive $21.00 in Westamerica Common Stock for each outstanding share of ValliCorp Common Stock if the average price prior to the effective date of the Merger (as defined in the Merger Agreement) of Westamerica Common Stock on the NASDAQ is between $48.69 and $53.81. The exchange ratio is fixed at .4313 if Westamerica's average price (as defined) on the NASDAQ prior to the effective date of the Merger falls below $48.69. If Westamerica's average price (as defined) on the NASDAQ prior to the effective date of the Merger exceeds $53.81, the acquisition price will increase pursuant to a formula in the Merger Agreement which provides that stockholders of ValliCorp will share approximately 40% of any such appreciation. The Merger Agreement provides that should Westamerica's average price (as defined) on the NASDAQ prior to closing be below $46.13, then ValliCorp can either accept an exchange ratio of .4313 per share or terminate the Merger Agreement. If, but only if, ValliCorp terminates the Merger Agreement under such a circumstance, then Westamerica may, at its option, increase the exchange ratio to a ratio which will provide approximately $19.90 per share for each ValliCorp share and the Merger Agreement shall not be deemed terminated

         The Merger Agreement also contains a condition to Westamerica's obligation to consummate the Merger which requires that ValliCorp have a consolidated book value at December 31, 1996 and March 31, 1997 of at least $138,885,000. This condition also requires that, as of the calendar quarter prior to the closing date (which could be either the calendar quarter ending March 31, 1997 or June 30, 1997), ValliCorp must have a consolidated book value (after certain expenses, available for sale investment portfolio losses

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and other adjustments as set forth in the Merger Agreement are taken into account) of at least $138,885,000. If said book value (as calculated on a pro forma basis) is less than $138,885,000 but $125,000,000 or more, the exchange ratio (as adjusted pursuant to the other provisions in the Merger Agreement) will be adjusted downward pursuant to a formula set forth in the Merger Agreement. Should such pro forma book value be below $125,000,000 for the calendar quarter preceding the proposed closing date, the foregoing book value condition would not be satisfied and Westamerica would have the right to terminate the Merger Agreement.

         Stock options to acquire ValliCorp Common Stock outstanding as of November 11, 1996 would be converted into options to acquire Westamerica Common Stock. If the Merger were consummated as of November 11, 1996, based on the closing Westamerica stock price of $52 1/4 on November 11, 1996, the merger would result in the issuance of approximately 5.7 million new shares of Westamerica Common Stock, excluding currently outstanding options and other shares which will be canceled upon the closing. Based upon Westamerica's closing price of $52 1/4, on November 11, 1996, the merger would be valued at approximately $304 million. At September 30, 1996, Westamerica had approximately
9.4 million shares outstanding and ValliCorp had approximately 14.0 million shares outstanding.

         Following the execution of the Merger Agreement, ValliCorp, as a condition to, and in consideration for entering into, the Merger Agreement, entered into a Stock Option Agreement which granted the Company an option to purchase up to 3,474,187 shares of Common Stock (the "Option Shares"), subject to adjustment, at an exercise price of $18.00 per share (the "Stock Option").

         The Option Shares, if issued pursuant to the Stock Option Agreement, would represent approximately 19.9% of the issued and outstanding shares of ValliCorp's Common Stock after giving effect to the issuance of any shares pursuant to an exercise of the Stock Option but in no event will the number of Option Shares exceed 19.9% of ValliCorp's issued and outstanding Common Stock.

         The number of shares of ValliCorp's Common Stock subject to the Stock Option will be increased to the extent that ValliCorp issues additional shares of Common Stock (otherwise than pursuant to an exercise of the Stock Option) such that the number of Option Shares will continue to equal 19.9% of the then issued and outstanding shares of ValliCorp's Common Stock after giving effect to the issuance of shares pursuant to an exercise of the Stock Option. In the event ValliCorp issues or agrees to issue any shares of Common Stock (other than as permitted under the Agreement) at a price less than $18.00 per share (or lower than an adjusted price per share), the exercise price will be equal to such lesser price. The number of shares of ValliCorp's Common Stock subject to the Stock Option, and the applicable exercise price per Option Share, also will be appropriately adjusted in the event of any stock dividend, split-up, merger, recapitalization, combination, subdivision, conversion, exchange of shares, or similar event relating to ValliCorp.

         The Company may exercise the Stock Option, in whole or in part, subject to regulatory approval, with written notice at any time within 30 days (subject to extension as

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provided in the Stock Option Agreement) after both an "Initial Triggering Event"
and a "Subsequent Triggering Event" occur prior to termination of the Stock Option.

         Termination of the Stock Option occurs at any of the following: (i) the effective time of the Merger on the Effective Date; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; or (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event (provided that if an Initial Triggering Event continues or occurs beyond termination of the Merger Agreement, the termination of the Stock Option will be 12 months from the expiration of the Last Triggering Event but in no event more than 18 months after termination of the Merger Agreement). The "Last Triggering Event" means the last Initial Triggering Event to occur.

         "Initial Triggering Event" is defined as the occurrence of any of the following events:

         (i) ValliCorp or any of its subsidiaries, without the Company's prior written consent, enters into an agreement with any person (the term "person" having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, and the rules and regulations thereunder) (other than the Company or any subsidiary thereof) to engage in, or the Board of Directors of ValliCorp recommends that the ValliCorp Common Stockholders approve or accept (other than as contemplated by the Agreement), (x) a merger or consolidation, or any similar transaction, involving ValliCorp or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")), (y) a purchase, lease or other acquisition representing 15% or more of the consolidated assets of ValliCorp and its subsidiaries, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of ValliCorp or any Significant Subsidiary (each of the transactions described in the preceding clauses (x), (y) and (z) being referred to as an "Acquisition Transaction");

         (ii) ValliCorp or any of its subsidiaries, without having received the Company's prior written consent, authorizes, recommends, proposes or publicly announces its intention to authorize, recommend or propose, an agreement to engage in an Acquisition Transaction with any person other than the Company or a subsidiary thereof, or the Board of Directors of ValliCorp publicly withdraws or modifies, or publicly announces its intent to withdraw or modify, in any manner adverse to the Company, its recommendation that the stockholders of ValliCorp approve the transactions contemplated by the Agreement;

         (iii) Any person (other than the Company, any subsidiary thereof or any ValliCorp subsidiary acting in a fiduciary capacity) acquires beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of ValliCorp Common Stock;

         (iv) Any person (other than the Company or any subsidiary thereof) makes a bona fide proposal to ValliCorp or its stockholders by public announcement or written

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communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

         (v) A third party makes a proposal to ValliCorp or its stockholders to engage in an Acquisition Transaction, followed by ValliCorp breaching any covenant or obligation contained in the Agreement, such breach entitling the Company to terminate the Agreement, and such breach not being cured prior to the date that the Company sends notice of its exercise of the Stock Option to ValliCorp; or

         (vi) Any person (other than the Company or any subsidiary thereof), other than in connection with a transaction to which the Company has given its prior written consent, files an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice is accepted for processing, for approval to engage in an Acquisition Transaction.

         "Subsequent Triggering Event" is defined as either (A) the acquisition by any person of beneficial ownership of 15% or more of the then outstanding Common Stock of ValliCorp, or (B) the occurrence of the Initial Triggering Event described in clause (i) above, except that the percentage referenced in subclause (z) thereof shall be 15%.

         ValliCorp, headquartered in Fresno, California, operates through 58 branch offices in 14 California Counties.

         Westamerica operates a multi-bank holding company with 57 branches in 13 northern California Counties.

         The information in this report shall not constitute an offer to exchange or the solicitation of an offer to exchange, nor shall there be any exchange of the Company's Common Stock in any state in which such offer, solicitation, or exchange would be unlawful prior to the registration or qualification under the securities laws of any such state. The Company's Common Stock to be exchanged will be offered only by means of a prospectus filed with the SEC. A registration statement relating to the Company's Common Stock to be exchanged will be filed with the SEC. The Company's Common Stock may not be exchanged, nor may offers to exchange be accepted, prior to the time such registration statement becomes effective.

         ITEM 7:  FINANCIAL STATEMENTS AND EXHIBITS

         (c) Exhibits. The following is furnished in accordance with the provisions of Item 601 of Regulation S-K.

         Exhibit 2.1: Agreement and Plan of Reorganization dated as of
                      November 11, 1996, among the Registrant, ValliCorp Holdings, Inc. and ValliWide Bank

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         Exhibit 99.1: Stock Option Agreement dated as of November 11, 1996, among the Registrant and ValliCorp Holdings, Inc.

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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       WESTAMERICA BANCORPORATION



                                       By
                                          /s/ David L. Payne
                                          -------------------------------------
                                          David L. Payne
                                          Chairman, President and Chief
                                          Executive Officer
Dated: November 12, 1996

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                                  EXHIBIT INDEX

Exhibit No.                Description

      2.1 Agreement and Plan of Reorganization dated as of November 11, 1996, among the Registrant, ValliCorp Holdings, Inc. and ValliWide Bank

      99.1 Stock Option Agreement dated as of November 11, 1996, among the Registrant and ValliCorp Holdings, Inc.

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